UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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ONTRAK, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ONTRAK, INC.
2120 COLORADO AVE., SUITE 230
SANTA MONICA, CA 90404
(310) 444-4300

SUPPLEMENT TO THE PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE CONVENED IN VIRTUAL MEETING FORMAT ON MARCH 1, 2022

The following information supplements and amends the Proxy Statement dated January 28, 2022 (the “Proxy Statement”) furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ontrak, Inc. (the “Company,” “Ontrak,” “we,” “us,” or “our”) for the Special Meeting of Stockholders to be convened and conducted on March 1, 2022 at 10:00 a.m. Pacific Time, in a virtual meeting format at https://web.lumiagm.com/250638678 and at any adjournment or postponement of the meeting. This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (“SEC”) on February 18, 2022.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Special Meeting. Written notice of such revocation should be forwarded directly to the Secretary, Ontrak, Inc., 2120 Colorado Ave., Suite 230, Santa Monica, CA 90404.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

This Supplement and the Proxy Statement are available at https://ontrakhealth.com/investors/financial-information/ and on our website at www.ontrakhealth.com.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

As of the date of this Supplement, we have not completed our financial statement reporting process for the fiscal quarter ended December 31, 2021, and our independent registered accounting firm has not audited the preliminary financial disclosures discussed herein. During the course of our quarter- and fiscal year-end closing procedures and review process, we may identify items that would require us to make adjustments, which may be material, to the information presented herein. As a result, the estimates herein constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to such preliminary unaudited financial disclosures discussed more fully factors in our Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and in the other reports and documents filed by us with the SEC.

The Company currently estimates that, as of December 31, 2021, the Company had net federal operating loss carry forwards and state operating loss carry forwards of approximately $311 million and $113 million, respectively. The net federal operating loss carry forwards begin to expire in 2023, and net state operating loss carry forwards have already begun to expire. The expiration of these state net operating losses does not affect our deferred tax asset since it has already been reduced resulting from our Section 382 study.

As of December 31, 2021, the Company completed an analysis of its ownership changes since formation in accordance with Section 382 of the Internal Revenue Code of 1986, as amended. As a result of the study, the Company expects federal and state NOLs of approximately $152 million and $64 million, respectively, to expire unutilized and the Company has reduced its gross deferred tax asset associated with the NOL carryforward, for the amount that has or is expected to expire unutilized, with an offsetting reduction to the valuation allowance.

Due to such uncertainties surrounding the realization of the deferred tax assets, the Company maintains a valuation allowance of $46.2 million and $38.6 million against all of its deferred tax assets as of December 31, 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, the total change in valuation allowance was $7.6 million and $(31.6) million, respectively. Realization of the deferred tax assets will be primarily dependent upon the Company's ability to generate sufficient taxable income.

Net deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Net operating losses	$ 38,122	$ 34,593
Stock-based compensation	3,046	1,888
Interest expense	5,009	3,253
Accrued liabilities and reserves	380	322
Fixed assets	(427)	(864)
Lease liability	479	655
Other temporary differences	195	200
Deferred commission	(150)	(612)
Prepaid expenses	(299)	(192)
Right-of-use assets	(207)	(681)
Valuation allowance	(46,148)	(38,562)
Net deferred tax asset	$ —	$ —

The Company has provided a valuation allowance in full on its net deferred tax assets in accordance with ASC 740 - "Income Taxes" ("ASC 740"). Because of the Company's continued losses, management assessed the realizability of its net deferred tax assets as being less than the more-likely-than-not criteria set forth by ASC 740. Furthermore, certain portions of the Company's net operating loss carryforwards were acquired, and therefore subject to further limitation set forth under the federal tax code, which could further limit the Company's ability to realize its deferred tax assets.

As of the date of this supplement, the Company has sold 1,324,185 shares at a weighted average price of $8.41, raising a total of $11.1 million under its At-The-Market (ATM) trading program. All net proceeds received from the ATM financing have been used to pay down the Company’s outstanding Senior Secured Notes due 2024, as amended, in accordance with the previously disclosed seventh amendment to the Senior Secured Notes with the lender. As of February 16, 2022, the balance of the note was $30.2 million.

In the event the Senior Secured Notes remain outstanding, the lender’s consent would be required to amend the Amended and Restated Certificate of Incorporation, and they have not provided the Company any indication of whether such consent would be approved under any particular circumstances, and the lender played no role in the Company seeking shareholder approval of the proposals.

As of January 25, 2022, the record date, Mr. Peizer beneficially owned 44.0% of the Company’s outstanding common stock.  The proposals were not initiated at the request of Mr. Peizer, and Mr. Peizer has not informed the Company of any intent or plans alone or in concert with any third party with respect to the purchase or sale of any of the Company’s securities.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE SPECIAL MEETING.

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